Exhibit 10.1

TRAFFIC.COM

851 Duportail Road

Wayne, PA 19087

February 16, 2006

Mr. Brian Sisko

230 Oakwood Lane

Phoenixville, PA 19460

Dear Brian:

We are pleased to offer you employment with Traffic.com ® (the Company) as Chief Legal Officer, Senior Vice President and General Counsel reporting directly to me, Robert N. Verratti, Chief Executive Officer, at our Wayne office. The purpose of this letter is to confirm the terms of our offer to you.

Your official start date will be February 20, 2006. Your semi-monthly base compensation will be $8,333.33 (a rate equivalent to $200,000.00 on an annualized basis), payable in accordance with normal Company policy. In addition, you will be eligible to receive an annual discretionary bonus, 50 percent of which will be based on your individual performance and 50 percent of which will be based upon the Company’s overall performance. Any increases in base compensation will be determined by the Compensation Committee of the Board of Directors.

Subject to Board approval, you will also receive an initial stock option grant of incentive stock options to purchase Fifty Eight Thousand Three Hundred and Thirty Three (58,333) shares of the Company’s common stock, exercisable at a price equal to the fair market value of the Company’s common stock as of the date of grant. Such grant shall be made at the next meeting of the Company’s Board of Directors. This option grant will be subject to a four-year vesting period, with 25% vesting at the end of the first year and 6.25% vesting per quarter thereafter until fully vested, and to other terms and conditions set forth in the Company’s 2005 Long-term Incentive Plan, as amended through the date hereof. Option grants are generally submitted for approval at the first Board meeting held after the employee’s start date.

You will be eligible to participate in Company fringe benefit programs. These benefits currently include medical, vision, prescription, dental, disability, and group term life insurance and are subject to change at the Company’s discretion. The Company also sponsors a 401(k) plan. All reasonable business expenses will be reimbursed subject to the submission of an approved expense report.

With respect to vacation leave, you will be eligible to receive vacation leave in the amount of twenty-five (25) days during each year of your employment with the Company, which is accrued in accordance with Company policy. Vacation leave usage is restricted to a maximum of two consecutive weeks at a time. Any unused vacation leave is forfeit at the end of each year of employment with the Company.

Additionally, the Company will provide you with equipment as deemed necessary for your business use. Such equipment shall be installed and maintained by the Company and subject to normal business practices. Please note these items and all other business materials, including but not limited to files, e-mails, disks, correspondence, and information thereon, shall be returned to the Company upon the termination of your employment.

Your employment is contingent upon your execution and return of the Confidential Information and Invention Assignment Agreement. By signing this letter, you acknowledge that you are not a party to any instrument or agreement with any other person or entity (other than the Company) requiring or restricting the use or disclosure of any confidential information or the provision by you of any employment services contemplated by this offer

Your employment is also subject to your adherence to the Company’s Employee Handbook Revised March 2005 together with any future revisions or amendments.

As a legal matter, please note that this offer letter supersedes all previous discussions about the terms of your employment with the Company. In addition, please be advised that you will be employed as an “at will” employee, which means that either you or the Company can terminate your employment at any time, for any reason, with or without notice.

We are pleased at the interest you have shown in our Company and we took forward to having you as a colleague. If you have any questions regarding the terms of our offer or any other matters regarding your potential employment with us, please do not hesitate to contact me. If you find the above terms acceptable, sign and return this letter to my attention (please retain a copy for your records).

Sincerely

/s/ Robert N. Verratti
Robert N. Verratti
Chief Executive Officer

Accepted:

BRIAN J. SISKO

/s/ Brian J. Sisko

Date: 2/16/2006